EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Establishment Labs Holdings Inc. on Form S-3ASR File No. 333-271418 and Forms S-8 (File Nos. 333-254283, 333-237219, 333-230419, 333-226340, 333-263149, 333-270196 and 333-277667) of our report dated February 28, 2025, with respect to our audits of the consolidated financial statements of Establishment Labs Holdings Inc. as of December 31, 2024 and 2023 and for the three years ended December 31, 2024 and our report dated February 28, 2025 with respect to our audit of internal control over financial reporting of Establishment Labs Holdings Inc. as of December 31, 2024, which reports are included in this Annual Report on Form 10-K of Establishment Labs Holdings Inc. for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP
Los Angeles, California
February 28, 2025